CSX Corporation Announces First-Quarter Earnings, Dividend Increase and New Share Repurchase Program

Highlights:

•	Double-digit growth in operating income, net earnings and earnings per share

•	Quarterly dividend increases 13 percent, effective in June

•	New $2 billion share repurchase program

JACKSONVILLE, Fla. - April 14, 2015 - CSX Corporation (NYSE: CSX) today announced first-quarter 2015 net earnings of $442 million, an 11 percent increase from $398 million in the same period last year. The company also generated earnings per share of $0.45, a 13 percent increase from $0.40 per share in the first quarter of 2014.

Revenue in the quarter was $3.0 billion, driven by growth across many of CSX’s markets and an improved pricing environment, partially offset by the impact of low natural gas prices, lower fuel recoveries and the strong U.S. dollar. At the same time, the benefit of lower fuel prices and cost-saving initiatives more than offset higher inflation and volume-related costs in the quarter. As a result, operating income increased by 14 percent to $843 million and the operating ratio improved 330 basis points to 72.2 percent.

“In this dynamic economic and business environment, CSX’s core earnings remain strong and we are continuing our drive to provide excellent service for our customers and value for our shareholders,” said Michael J. Ward, chairman and chief executive officer. “Our commitment and confidence in CSX’s future is underscored by the positive shareholder actions we’re taking today.”

The CSX Board of Directors has approved an increase in the quarterly dividend and a new share repurchase program. The 13 percent increase in the dividend, to $0.18 per share, is payable on June 15, 2015 to shareholders of record at the close of business on May 29, 2015. This is the 13th increase in 10 years, representing a 26 percent compound annual growth rate during that time. The new, $2 billion share repurchase program is expected to be completed over the next 24 months. This follows the successful completion of CSX’s previous repurchase plan, during which the company bought back $1 billion worth of shares. Since 2006, CSX has repurchased nearly $9 billion in shares.

CSX executives will conduct a quarterly earnings conference call with the investment community on April 15, 2015, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material.

Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.

More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.